Exhibit 99.2

Second Quarter 2017 Earnings Presentation

Forward Looking Statements When used in this presentation or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modification, foreclosure and liquidation; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the Securities and Exchange Commission (SEC) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in non-performing residential whole loans (NPLs), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; and risks associated with investing in real estate assets, including changes in business conditions and general economic conditions. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made and are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account information currently available. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new 2 information, future events or otherwise.

Executive summary • In the second quarter we generated EPS of $0.20. • Book value per share increased to $7.76 versus $7.66 at March 31, 2017. • MFA purchased (or committed to purchase) over $1 billion of assets in the second quarter, including $341 million of credit sensitive whole loans. • We completed a common equity offering of 23 million shares, raising $178 million of net proceeds. • We executed a securitization of re-performing loans and sold $148 million of AAA and A rated bonds to third party investors at a weighted average coupon of 2.75%. 3

Executive summary Through volatile markets and both interest rate generated strong long term returns to investors and credit cycles, MFA has (1) As of 6/30/17 assuming reinvestment of dividends. 4 Time PeriodAnnualized MFA Shareholder Return (1) Since January 1, 200015.6% 10 Year14.9% 5 Year15.1% 1 Year26.5%

2017 investment strategy Be positioned for less predictable fiscal and monetary policy. 1. Focus on shorter term, less interest rate sensitive assets. 2. Blend mortgage credit exposure with interest rate exposure. 3. Maintain staying power and the ability to invest in distressed, less liquid assets: •Permanent equity capital •Debt to equity ratio is low enough to accommodate potential declines in asset prices 4. Invest with focus on long term performance 5

Market conditions and investment activity • Despite a challenging investment environment, MFA purchased or committed to purchase over $1 billion in assets in the second quarter. Our investment team was able to identify attractive opportunities and execute transactions in all of our asset classes. • This investment activity includes purchases (or commitments to purchase) of $341 million of whole loans in four separate transactions. • During the second quarter, we experienced heavy paydowns in 3 year step-up securities. In spite of $532 million of new purchases in the quarter, this asset class declined by approximately $750 million as the number of called deals increased significantly. 6

Second quarter investment flows Our assets run off due to amortization, paydowns or sale, allowing reinvestment opportunities in changing interest rate and credit environments. $ in Millions March 31, 2017 Runoff Acquisitions changes June 30, 2017 Change $1,349 $(37) $341 $(8) $1,645 $296 performing Loans (1) 3 year step-up securities are securitized financial instruments that are backed primarily by re-performing and non-performing loans. The majority of these securities are structured such that the coupon increases up to 300 basis points (bps) at 36 months or sooner. 7 2nd Quarter2nd QuarterMTM and other2nd Quarter Re-performing and Non-3 Year Step-up Securities (1) $2,453$(1,290)$532$—$1,695$(758) Credit Risk Transfer Securities$498$(3)$122$19$636$138 Legacy Non-Agency MBS$3,015$(189)$3$68$2,897$(118) Agency MBS$3,495$(231)$3$(19)$3,248$(247) Totals$10,810$(1,750)$1,001$60$10,121$(689)

MFA’s yields and spreads remain attractive 4.61% 4.61% 4.34% 4.23% Earning Assets 2.10% 2.27% 2.12% 2.13% Rate Spread 2.5x 2.9x 3.1x 3.1x Equity Ratio 8 SecondFirstFourthThird QuarterQuarterQuarterQuarter 2017201720162016 Yield on Interest Net Interest Debt to

MFA FINANCIAL, INC.

Second quarter 2017 yields and spreads by asset type

Asset	Yield/Return	Cost of Funds	Net Spread	Debt/Net Equity Ratio
Agency MBS	1.96%	(1.57)%	0.39%	7.9x
Legacy Non-Agency MBS	8.85%	(3.28)%	5.57%	1.7x
3 Year Step-up Securities	4.38%	(2.50)%	1.88%	2.7x
Credit Risk Transfer Securities	5.98%	(2.38)%	3.60%	1.7x
RPL Whole Loans	5.68% (1)	(3.38)%	2.30%	1.7x
NPL Whole Loans	(2)	(3.53)%	(2)	2.7x

(1) Net of 31 bps of servicing costs.

(2) These residential whole loans are held at fair value and produce GAAP income/loss based on changes in fair value in the current period, and therefore results will vary on a quarter-to-quarter basis. MFA expects to realize returns over time on these whole loan investments of 5-7%.

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MFA's interest rate sensitivity remains low, as measured by estimated net duration

$ in Millions

Assets	Market Value	Average Coupon	Duration
Non-Agency ARMs and CRTs (12 months or less MTR)	$2,606	3.62%	0.4
3 Year Step-up Securities	$1,695	4.23%	0.4
Non-Agency Fixed Rate	$928	5.80%	3.0
Residential Whole Loans	$1,694	4.50%	2.7
Agency ARMs (12 months or less MTR)	$1,338	3.33%	0.6
Agency ARMs (13-120 MTR)	$621	2.86%	1.7
Agency 15-Year Fixed Rate	$1,287	3.04%	3.0
Cash, Cash Equivalents and Other Assets	$963		—
TOTAL ASSETS	$11,133		1.33

Hedging Instruments	Notional Amount	Duration
Swaps (Less than 3 years)	$950	-1.5
Swaps (3-10 years)	$1,600	-3.2
TOTAL HEDGES	$2,550	-2.5

Estimated Net Duration	0.76

MTR: Months to reset

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Low sensitivity to prepayment rates Legacy Non-Agency MBS discount accretion has exceeded Agency MBS premium amortization since 2013. MFA's Agency MBS Premium Amortization and Legacy Non-Agency MBS Discount Accretion by quarter $30 $25 $20 $15 $10 $5 $0 Agency MBS Premium Amortization Legacy Non-Agency MBS Discount Accretion 11 Millions ($) Q3-2013 Q4-2013 Q1-2014 Q2-2014 Q3-2014 Q4-2014 Q1-2015 Q2-2015 Q3-2015 Q4-2015 Q1-2016 Q2-2016 Q3-2016 Q4-2016 Q1 -2017 Q2-2017

Increasing Other Income contribution to Net Income • Other Income is making a greater contribution to overall net income due to: $m $m • • Run-off in assets that generate net interest income; Continued acquisition of assets accounted for under the fair value option (changes in fair value are reflected in Other Income rather than Net Interest Income); and Higher funding costs impacting overall net interest spreads. • • In Q2 2017, the sequential quarter decrease in Net Interest Income was more than offset by higher Other Income, including from: •Increases in unrealized gains in CRT securities and NPL whole loans accounted for at fair value; and •Gains recognized on early payoff of RPL whole loans accounted for at carrying value. The increased contribution of Other Income items may lead to fluctuations in overall Net Income going forward. (1) Includes Other-Than-Temporary Impairments of $618,000 and $414,000 for the three month periods ended June 30, 2017 and March 31, 2017, respectively • 12 Summary Income StatementQ2 2017 Q1 2017 Net Interest Income61.166.9 Other Income (net) MBS sale gains5.99.7 Income from fair value loans16.213.8 CRT securities held at fair value13.85.6 Other loan and REO related income and OTTI0.4(1.5) Total Other Income (net)(1) 36.327.6 Expenses and Preferred Dividends(21.3)(20.2) Net Income Available to Common Shareholders76.274.3 Earnings Per Common Share$ 0.20$ 0.20

Continued positive fundamentals for residential mortgage credit Fundamental and technical support for residential credit assets and home prices. • • According to the National Association of Realtors: • Existing-home sales for June 2017 increased 0.7% year over year to a seasonally adjusted annual rate of 5.5 million units. • The median existing home price in June 2017 was up 6.5% versus June 2016. • Total housing inventory at the end of June 2017 was 1.96 million units, down 7.1% versus June 2016. According to Corelogic, nationwide delinquencies continue to decline. 30+ day delinquency rates have dropped to 4.8% versus 5.3% at June 30, 2016. 13 •

Recent trends in credit sensitive loan trading • Despite continued strong bid pricing for re-performing and non-performing whole loans, we identified some attractive investment opportunities, purchasing (or committing to purchase) four whole loans pools for a total investment of $341 million. • By seeking in some cases smaller pools or “special situation” sales, we were able to find assets at cheaper prices than are typically available in larger well-publicized offerings. • Continued expected future supply should afford us ample opportunity to continue to grow this portfolio. 14

Credit sensitive residential whole loan portfolio • Returns to date are consistent with our expectation of 5-7%. • We believe that our oversight of servicing decisions (loan modifications, short sales, etc.) produces better NPV outcomes. • Actively managing loan portfolio through in-house asset management professionals utilizing third-party special servicers. • Additional opportunities to achieve attractive term financing through securitization of re-performing loans. 15

3 year step-up securities portfolio • Current market yields of low to mid 3% for A1 classes and low to mid 5% for A2 classes. • Well protected portfolio with substantial credit enhancement. • Growing number of repo providers for this asset class. • Very short assets with an average of 20 months remaining to step-up. • We have witnessed very low levels of price volatility. 16

LTV breakdown of non-delinquent mortgage loans underlying MFA’s Legacy Non-Agency MBS 1,400 1,200 1,000 800 600 400 200 0 <= 60% 61-80% 81-90% 91-100% LTV 101-110% 111-125% > 125% • These loans are up to date on all required mortgage payments. • Underlying loans are nearly eleven years seasoned on average. Source: CoreLogic Data as of June 30, 2017 17 $ (Millions)

Summary • We successfully invested or committed to purchase over $1 billion of investments. • We completed a rated securitization of re-performing loans, achieving attractive term financing for these assets. • We executed a well received follow-on equity offering in May. • Our credit sensitive assets continue to perform well. • MFA is well-positioned for changes in prepayment rates, monetary policy and/ or interest rates. 18

Additional Information 19

Book value increased due to impact of fair value changes in Legacy Non-Agency MBS 20 Book value per common share as of 3/31/17$7.66 Net income available to common shareholders0.20 Common dividend declared during the quarter(0.20) Net change attributable to Agency MBS(0.03) Net change attributable to Non-Agency MBS and CRT securities0.13 Net change in value of swap hedges— Book value per common share as of 6/30/17$7.76

Second Quarter Non-Agency MBS impact on MFA book value Per Share(1) (0.05) a discount. This income increases amortized cost and lowers unrealized gains (1) Does not include impact of swap hedges. 21 Impact Impact of change in market prices$0.19 Realized gains from asset sales: Reallocation from OCI to Retained Earnings(0.01) Discount Accretion: Primarily income in excess of coupon on Non-Agency MBS purchased at Principal Paydowns0.03 Realized Credit Losses(0.03) Total$0.13